Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-4 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference therein of our report dated November 14, 2025, relating to the consolidated financial statements of Interactions Corporation as of and for the year ended December 31, 2024 included in the Current Report on Form 8-K/A of SoundHound AI, Inc., filed with the Securities and Exchange Commission on November 14, 2025.

/s/ Ernst & Young LLP

Boston, MA

September 4, 2026